Mail Stop 0407

      							May 13, 2005

Via U.S. Mail and Fax (1-507-359-1611)
Ms. Nancy Blankenhagen
Chief Financial Officer
New Ulm Telecom, Inc.
27 North Minnesota Street
New Ulm, Minnesota  56073

	RE:	New Ulm Telecom, Inc.
      Form 10-K for the fiscal year ended December 31, 2004
		Filed March 30, 2005
		File No. 0-3024

Dear Ms. Blankenhagen:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

							Sincerely,



							Larry Spirgel
							Assistant Director



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Ms. Nancy Blankenhagen
New Ulm Telecom, Inc.
April 13, 2005
Page 5



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE